SCHEDULE 13D/A
                                (AMENDMENT NO. 6)

                    Under the Securities Exchange Act of 1934
                               Hexcel Corporation
          ------------------------------------------------------------
                                (Name of Company)

                                  Common Stock
          ------------------------------------------------------------
                         (Title of Class of Securities)

                                    428291108
          ------------------------------------------------------------
                      (CUSIP Number of Class of Securities)

                                Oscar S. Schafer
                          O.S.S. Capital Management LP
                               598 Madison Avenue
                               New York, NY 10022
                                 (212) 756-8700

                                 With a copy to:
                            Marc Weingarten, Esq. and
                              David Rosewater, Esq.
                            Schulte Roth & Zabel LLP
                                919 Third Avenue
                               New York, NY 10022
                                 (212) 756-2000
          ------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                  May 14, 2008
          ------------------------------------------------------------
                          (Date of Event which Requires
                            Filing of this Schedule)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D/A, and is filing this schedule because of ss.ss.240.13D-1(e), 240.13D/A-1(f) or 240.13D-1(g), check the following box. [ ]

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13D-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13D/A

-----------------------------------              -------------------------------
CUSIP NO.      428291108                          PAGE 2 OF 14 PAGES
-----------------------------------              -------------------------------

--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         O.S.S. Capital Management LP
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     SOURCE OF FUNDS*

         AF
--------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                  [ ]
--------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER

                        0
                 ---------------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
 BENEFICALLY            4,667,297
   OWNED BY      ---------------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH            0
                 ---------------------------------------------------------------
                   10   SHARED DISPOSITIVE POWER

                        4,667,297
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

         4,667,297
--------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
         (11) EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         4.9% (see Item 5)
--------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         PN
--------------------------------------------------------------------------------

                                 SCHEDULE 13D/A

-----------------------------------              -------------------------------
CUSIP NO.      428291108                          PAGE 3 OF 14 PAGES
-----------------------------------              -------------------------------

--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         Oscar S. Schafer & Partners I LP
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a)[X]
                                                                          (b)[ ]
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     SOURCE OF FUNDS*

         WC
--------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                  [ ]
--------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER

                        0
                 ---------------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
 BENEFICALLY            170,305
   OWNED BY      ---------------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH            0
                 ---------------------------------------------------------------
                   10   SHARED DISPOSITIVE POWER

                        170,305
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

         170,305
--------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
         (11) EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.2% (see Item 5)
--------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         PN
--------------------------------------------------------------------------------

                                 SCHEDULE 13D/A

-----------------------------------              -------------------------------
CUSIP NO.      428291108                          PAGE 4 OF 14 PAGES
-----------------------------------              -------------------------------

--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         Oscar S. Schafer & Partners II LP
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     SOURCE OF FUNDS*

         WC
--------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                  [ ]
--------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER

                        0
                 ---------------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
 BENEFICALLY            1,976,260
   OWNED BY      ---------------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH            0
                 ---------------------------------------------------------------
                   10   SHARED DISPOSITIVE POWER

                        1,976,260
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

         1,976,260
--------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
         (11) EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         2.1% (see Item 5)
--------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         PN
--------------------------------------------------------------------------------

                                 SCHEDULE 13D/A

-----------------------------------              -------------------------------
CUSIP NO.      428291108                          PAGE 5 OF 14 PAGES
-----------------------------------              -------------------------------

--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         O.S.S. Overseas Fund Ltd.
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     SOURCE OF FUNDS*

         WC
--------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
         TO ITEMS 2(d) or 2(e)                                               [ ]
--------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Cayman Islands
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER

                        0
                 ---------------------------------------------------------------
  NUMBER OF        8   SHARED VOTING POWER
   SHARES
 BENEFICALLY            2,447,369
   OWNED BY      ---------------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH            0
                 ---------------------------------------------------------------
                   10   SHARED DISPOSITIVE POWER

                        2,447,369
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

         2,447,369
--------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
         (11) EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         2.6% (see Item 5)
--------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         CO
--------------------------------------------------------------------------------

                                 SCHEDULE 13D/A

-----------------------------------              -------------------------------
CUSIP NO.      428291108                          PAGE 6 OF 14 PAGES
-----------------------------------              -------------------------------

--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         O.S.S. Advisors LLC
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     SOURCE OF FUNDS*

         AF
--------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                  [ ]
--------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER

                        0
                 ---------------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
 BENEFICALLY            2,146,565
   OWNED BY      ---------------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH            0
                 ---------------------------------------------------------------
                   10   SHARED DISPOSITIVE POWER

                        2,146,565
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

         2,146,565
--------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
         (11) EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         2.2% (see Item 5)
--------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         OO
--------------------------------------------------------------------------------

                                 SCHEDULE 13D/A

-----------------------------------              -------------------------------
CUSIP NO.      428291108                          PAGE 7 OF 14 PAGES
-----------------------------------              -------------------------------

--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         Schafer Brothers LLC
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     SOURCE OF FUNDS*

         AF
--------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                  [ ]
--------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER

                        0
                 ---------------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
 BENEFICALLY            4,667,297
   OWNED BY      ---------------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH            0
                 ---------------------------------------------------------------
                 10     SHARED DISPOSITIVE POWER

                        4,667,297
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

         4,667,297
--------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
         (11) EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         4.9% (see Item 5)
--------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         OO
--------------------------------------------------------------------------------

                                 SCHEDULE 13D/A

-----------------------------------              -------------------------------
CUSIP NO.      428291108                          PAGE 8 OF 14 PAGES
-----------------------------------              -------------------------------

--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         Oscar S. Schafer
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     SOURCE OF FUNDS*

         AF
--------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
         TO ITEMS 2(d) or 2(e)                                               [ ]
--------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER

                        0
                 ---------------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
 BENEFICALLY            4,667,297
   OWNED BY      ---------------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH            0
                 ---------------------------------------------------------------
                   10   SHARED DISPOSITIVE POWER

                        4,667,297
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

         4,667,297
--------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
         (11) EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         4.9% (see Item 5)
--------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------

                                 SCHEDULE 13D/A

-----------------------------------              -------------------------------
CUSIP NO.      428291108                          PAGE 9 OF 14 PAGES
-----------------------------------              -------------------------------

--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         Peter J. Grondin
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a)[X]
                                                                          (b)[ ]
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     SOURCE OF FUNDS*

         AF
--------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
         TO ITEMS 2(d) or 2(e)                                               [ ]
--------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER

                        800
                 ---------------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
 BENEFICALLY            0
   OWNED BY      ---------------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH            800
                 ---------------------------------------------------------------
                   10   SHARED DISPOSITIVE POWER

                        0
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

         800
--------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
         (11) EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.0% (see Item 5)
--------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------

                                 SCHEDULE 13D/A

-----------------------------------              -------------------------------
CUSIP NO.      428291108                          PAGE 10 OF 14 PAGES
-----------------------------------              -------------------------------
ITEM 1.         SECURITY AND ISSUER

      Pursuant to Rule 13D-2 promulgated under the Act, this Schedule 13D/A ("Amendment No. 6") amends the Schedule 13D filed on April 27, 2007 (the "Original 13D"), as amended by Amendment No. 1 dated July 25, 2007, Amendment No. 2 dated October 22, 2007, Amendment No. 3 dated November 26, 2007, Amendment No. 4 dated February 25, 2008 and Amendment No. 5 dated May 12, 2008.

      This Amendment No. 6 is being filed by O.S.S. Capital Management LP ("Investment Manager"), Oscar S. Schafer & Partners I LP ("OSS I"), Oscar S. Schafer & Partners II LP ("OSS II"), O.S.S. Overseas Fund Ltd. ("OSS Overseas"), O.S.S. Advisors LLC ("General Partner"), Schafer Brothers LLC ("SB LLC"), Oscar
S. Schafer and Peter J. Grondin. Amendment No. 6 relates to the ordinary shares ("Shares") of Hexcel Corporation, a Delaware corporation (the "Company").

ITEM 5.         INTEREST IN SECURITIES OF THE ISSUER.

Item 5 of the Original 13D, as heretofore amended, is being amended to include the following:

      (a), (b) The following table sets forth the aggregate number and percentage of the outstanding Shares beneficially owned by each of the Reporting Persons named in Item 2, as of the date hereof. The percentage of Shares beneficially owned by the Reporting Persons is based upon 95,938,253 Shares outstanding, which is the total number of Shares outstanding as of April 28, 2008 as reported in the Issuer's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on April 30, 2008 for the period ended March 31, 2008. The table also sets forth the number of Shares with respect to which each Reporting Person has the sole power to vote or to direct the vote, shared power to vote or to direct the vote, sole power to dispose or direct the disposition, or shared power to dispose or to direct the disposition, in each case of the date hereof.

                                 SCHEDULE 13D/A

-----------------------------------              -------------------------------
CUSIP NO.      428291108                          PAGE 11 OF 14 PAGES
-----------------------------------              -------------------------------

  -----------------------------------------------------------------------------------
  Reporting Person    Aggregate Number  Approximate   Number of        Number of
                      of Ordinary       Percentage    Ordinary         Ordinary
                      Shares                          Shares: Sole     Shares: Shared
                      Beneficially                    Power to Vote    Power to Vote
                      Owned                           or to Dispose    or to Dispose
  ------------------------------------------------------------------------------------
  Investment Manager  4,667,297         4.9%          0                4,667,297
  ------------------------------------------------------------------------------------
  OSS I               170,305           0.2%          0                170,305
  ------------------------------------------------------------------------------------
  OSS II              1,976,260         2.1%          0                1,976,260
  ------------------------------------------------------------------------------------
  OSS Overseas        2,447,369         2.6%          0                2,447,369
  ------------------------------------------------------------------------------------
  General Partner     2,146,565         2.2%          0                2,146,565
  ------------------------------------------------------------------------------------
  SB LLC              4,667,297         4.9%          0                4,667,297
  ------------------------------------------------------------------------------------
  Mr. Schafer         4,667,297         4.9%          0                4,667,297
  ------------------------------------------------------------------------------------
  Managed Account     73,363            0.1%          0                73,363
  ------------------------------------------------------------------------------------
  Mr. Grondin         800               0.0%          800              0
  ------------------------------------------------------------------------------------


      (c) Except for the transactions set forth below, during the past sixty days the Reporting Persons have effected no transactions with respect to the Shares.

  ------------------------------------------------------------------------------------
  Reporting Person      Date         Buy or        Number of                Price Per
                                     Sell          Shares                   Share
  ------------------------------------------------------------------------------------
  OSS I                 5/13/2008     Sell          3,701                   $21.83
  ------------------------------------------------------------------------------------
  OSS I                 5/13/2008     Sell          24,710                  $21.79
  ------------------------------------------------------------------------------------
  OSS I                 5/14/2008     Sell          7,254                   $21.83
  ------------------------------------------------------------------------------------
  OSS II                5/12/2008     Sell          3,400                   $21.39
  ------------------------------------------------------------------------------------
  OSS II                5/12/2008     Sell          70,000                  $21.57
  ------------------------------------------------------------------------------------
  OSS II                5/13/2008     Sell          43,011                  $21.83
  ------------------------------------------------------------------------------------
  OSS II                5/13/2008     Sell          148,614                 $21.79
  ------------------------------------------------------------------------------------
  OSS II                5/14/2008     Sell          84,301                  $21.83
  ------------------------------------------------------------------------------------
  OSS Overseas          5/13/2008     Sell          53,288                  $21.83
  ------------------------------------------------------------------------------------
  OSS Overseas          5/13/2008     Sell          75,879                  $21.79
  ------------------------------------------------------------------------------------
  OSS Overseas          5/14/2008     Sell          104,445                 $21.83
  ------------------------------------------------------------------------------------

                                 SCHEDULE 13D/A

-----------------------------------              -------------------------------
CUSIP NO.      428291108                          PAGE 12 OF 14 PAGES
-----------------------------------              -------------------------------

      (e) May 14, 2008.

                                 SCHEDULE 13D/A

-----------------------------------              -------------------------------
CUSIP NO.      428291108                          PAGE 13 OF 14 PAGES
-----------------------------------              -------------------------------

                                   SIGNATURES

      After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: May 15, 2008

OSCAR S. SCHAFER



By:/s/ Oscar S. Schafer
   ----------------------------
   Oscar S. Schafer, individually


O.S.S. CAPITAL MANAGEMENT LP
   By: Schafer Brothers LLC, as General Partner



   By:/s/ Oscar S. Schafer
      ----------------------------
   Name: Oscar S. Schafer
   Title: Senior Managing Member


OSCAR S. SCHAFER & PARTNERS I LP
   By: O.S.S. Advisors LLC, as General Partner



   By:/s/ Oscar S. Schafer
      ----------------------------
   Name: Oscar S. Schafer
   Title: Senior Managing Member

                                 SCHEDULE 13D/A

-----------------------------------              -------------------------------
CUSIP NO.      428291108                          PAGE 14 OF 14 PAGES
-----------------------------------              -------------------------------


OSCAR S. SCHAFER & PARTNERS II LP
   By: O.S.S. Advisors LLC, as General Partner



   By:/s/ Oscar S. Schafer
      ----------------------------
   Name: Oscar S. Schafer
   Title: Senior Managing Member


O.S.S. OVERSEAS FUND LTD.



   By:/s/ Oscar S. Schafer
      ----------------------------
   Name: Oscar S. Schafer
   Title: Director


O.S.S. ADVISORS LLC



By:/s/ Oscar S. Schafer
   ----------------------------
Name: Oscar S. Schafer
Title: Senior Managing Member


SCHAFER BROTHERS LLC



By:/s/ Oscar S. Schafer
   ----------------------------
   Name: Oscar S. Schafer
   Title: Senior Managing Member


PETER J. GRONDIN



By:/s/ Peter J. Grondin
   ----------------------------
   Peter J. Grondin, individually